ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Reports Second Quarter 2011 Results

SAN ANTONIO (August 9, 2011) – Abraxas Petroleum Corporation (NASDAQ:AXAS) today reported financial and operating results for the three and six months ended June 30, 2011.

Financial and Operating Results
Including Abraxas’ equity interest in Blue Eagle’s production, the three months ended June 30, 2011 resulted in:
•	Production of 349.9 MBoe (3,845 Boepd), a 5% increase over Q1 2011, of which 49% was oil or natural gas liquids.

The three months ended June 30, 2011 resulted in:
•	Production of 308.4 MBoe (3,389 Boepd), excluding Abraxas’ equity interest in Blue Eagle’s production;
•	Revenue of $17.0 million;
•	EBITDA(a) of $7.4 million;
•	Discretionary cash flow(a) of $5.6 million;
•	Net income of $8.9 million, or $0.10 per share; and
•	Adjusted net income(a) of $978,000, or $0.01 per share.

(a)	See reconciliation of non-GAAP financial measures below.

Net income for the quarter ended June 30, 2011 was $8.9 million, or $0.10 per share, compared to net income of $5.3 million, or $0.07 per share, for the same period in 2010.  Adjusted net income, excluding unrealized gains on derivative contracts, for the quarter ended June 30, 2011 was $978,000, or $0.01 per share, compared to adjusted net loss, excluding unrealized gains on derivative contracts, of $641,000, or $0.01 per share, for the same period in 2010.

Unrealized gains or losses on derivative contracts are based on mark-to-market valuations which are non-cash in nature and may fluctuate drastically period to period.  As commodity prices fluctuate, these derivative contracts are valued against current market prices at the end of each reporting period in accordance with Accounting Standards Codification (“ASC”) 815, “Derivatives and Hedging,” as amended and interpreted, and require Abraxas to either record an unrealized gain or loss based on the calculated value difference from the previous period-end valuation.  As an example, oil prices on June 30, 2011 were $95.42 per barrel compared to oil prices on March 31, 2011 of $106.72 per barrel; therefore, the mark-to-market valuation decreased considerably period to period which resulted in a decreased liability and an unrealized gain.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

Weather Related Downtime
During the second quarter of 2011, Abraxas experienced above normal weather related downtime, principally in the Rocky Mountain region due to severe flooding as a result of the extreme winter weather and heavy snowfall, which reduced production during the quarter by approximately 100 barrels of oil equivalent per day.

Comments
“During the 2nd quarter, we increased production 5% over the 1st quarter despite weather downtime.  We look forward to continued quarterly production growth which should result in increased revenue and cash flow for the foreseeable future,” commented Bob Watson, Abraxas’ President and CEO.

Conference Call
Abraxas invites you to participate in a conference call on Wednesday, August 10, 2011, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the contents of this release and respond to questions.  Please dial 1.888.680.0894, passcode 27790596, 10 minutes before the scheduled start time, if you would like to participate in the call.  The conference call will also be webcast live on the Internet and can be accessed directly on the Company’s website at www.abraxaspetroleum.com under Investor Relations.  In addition to the audio webcast replay, a transcript of the conference call will be posted on the Investor Relations section of the Company’s website approximately 24 hours after the conclusion of the call and will be accessible for at least 60 days.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil.  In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Vice President - Corporate Finance
Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

ABRAXAS PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Financial Results:
Revenues	$16,953	$14,909	$30,996	$31,035
EBITDA(a)	7,402	7,675	14,155	15,346
Discretionary cash flow(a)	5,588	4,990	10,276	9,886
Net income (loss)	8,937	5,300	(1,082)	16,483
Net income (loss) per share – basic	$0.10	$0.07	$(0.01)	$0.22
Adjusted net income (loss)(a)	978	(641)	1,937	(1,153)
Adjusted net income (loss) per share(a) – basic	$0.01	$(0.01)	$0.02	$(0.02)
Weighted average shares outstanding – basic	91,409	75,850	88,653	75,824

Production:
Crude oil per day (Bopd)	1,394	1,402	1,342	1,374
Natural gas per day (Mcfpd)	11,622	15,872	11,597	15,924
Natural gas liquids per day (Bblpd)	58	18	51	19
Crude oil equivalent per day (Boepd)	3,389	4,065	3,326	4,046
Crude oil equivalent (MBoe)	308.4	369.9	602.1	732.4
Crude oil equivalent per day (Boepd)(b)	3,845	4,065	3,758	4,046
Crude oil equivalent (MBoe)(b)	349.9	369.9	680.2	732.4

Realized Prices, net of realized hedging activity:
Crude oil ($ per Bbl)	$77.46	$66.66	$74.33	$67.20
Natural gas ($ per Mcf)	5.70	5.03	5.67	5.10
Natural gas liquids ($ per Bbl)	52.28	38.57	50.28	43.18
Crude oil equivalent ($ per Boe)	52.31	42.78	50.55	43.08

Expenses:
Lease operating ($ per Boe)	$18.16	$13.63	$15.98	$13.14
Production taxes (% of oil and gas revenue)	8.6%	10.4%	8.8%	10.6%
General and administrative, excluding stock-based compensation ($ per Boe)	5.64	4.47	6.68	4.76
Cash interest ($ per Boe)	3.97	5.72	4.51	5.89
Depreciation, depletion and amortization ($ per Boe)	12.26	11.98	11.98	11.84

(a)	See reconciliation of non-GAAP financial measures below.
(b)	Includes Abraxas’ equity interest in Blue Eagle’s production.

BALANCE SHEET DATA

(In thousands)	June 30, 2011	December 31, 2010

Cash	$4,151	$99
Working capital (a)	(6,446)	(5,948)
Property and equipment – net	135,797	117,248
Total assets	195,148	182,909

Long-term debt	94,860	140,940
Stockholders’ equity	47,515	(14,976)
Common shares outstanding	91,740	76,428

(a)	Excludes current maturities of long-term debt and current derivative assets and liabilities.

ABRAXAS PETROLEUM CORPORATION

STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Oil and gas production revenues	$16,653	$14,646	$30,500	$30,509
Rig revenues	297	259	492	520
Other	3	4	4	6
	16,953	14,909	30,996	31,035
Operating costs and expenses:
Lease operating	5,601	5,040	9,622	9,627
Production taxes	1,426	1,525	2,680	3,227
Depreciation, depletion, and amortization	3,780	4,433	7,210	8,674
Rig operations	262	193	451	390
General and administrative (including stock-based compensation of $706, $537, $1,069 and $847)	2,446	2,191	5,092	4,332
	13,515	13,382	25,055	26,250
Operating income	3,438	1,527	5,941	4,785

Other (income) expense:
Interest income	(2)	(2)	(4)	(4)
Interest expense	1,336	2,252	2,941	4,586
Amortization of deferred financing fees	770	513	1,270	1,322
Loss (gain) on derivative contracts (unrealized of $(7,959), $(5,941), $3,019 and $(17,636))	(6,846)	(6,550)	4,247	(17,527)
Equity in (income) loss of joint venture	(769)	—	(1,518)	—
Other	12	14	87	(75)
	(5,499)	(3,773)	7,023	(11,698)
Net income (loss)	$8,937	$5,300	$(1,082)	$16,483

Net income (loss) per common share - basic	$0.10	$0.07	$(0.01)	$0.22
Net income (loss) per common share - diluted	$0.10	$0.07	$(0.01)	$0.21

Weighted average shares outstanding:
Basic	91,409	75,850	88,653	75,824
Diluted	93,506	77,148	88,653	77,052

           ABRAXAS PETROLEUM CORPORATION
       RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

To fully assess Abraxas’ operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Abraxas' ability to satisfy capital expenditure obligations and working capital requirements.  Discretionary cash flow and EBITDA are non-GAAP financial measures as defined under SEC rules. Abraxas' discretionary cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity.  As discretionary cash flow and EBITDA exclude some, but not all items that affect net income and may vary among companies, the discretionary cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies.  Management believes that operating income calculated in accordance with GAAP is the most directly comparable measure to discretionary cash flow and EBITDA; therefore, operating income is utilized as the starting point for these reconciliations.

Discretionary cash flow is defined as operating income plus depreciation, depletion and amortization expenses, non-cash expenses and impairments, cash portion of other income (expense) less cash interest. The following table provides a reconciliation of discretionary cash flow to operating income for the periods presented.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating income	$3,438	$1,527	$5,941	$4,785
Depreciation, depletion and amortization	3,780	4,433	7,210	8,674
Stock-based compensation	706	537	1,069	847
Realized gain (loss) on derivative contracts	(1,113)	609	(1,228)	(109)
Cash interest	(1,223)	(2,116)	(2,716)	(4,311)
Discretionary cash flow	$5,588	$4,990	$10,276	$9,886

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization expenses, deferred income taxes and other non-cash items.  The following table provides a reconciliation of EBITDA to operating income for the periods presented – see consolidated statements of operations for a reconciliation of net income (loss) to operating income.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating income	$3,438	$1,527	$5,941	$4,785
Depreciation, depletion and amortization	3,780	4,433	7,210	8,674
Stock-based compensation	706	537	1,069	847
Realized gain (loss) on derivative contracts(a)	(522)	1,178	(65)	1,040
EBITDA	$7,402	$7,675	$14,155	$15,346

(a)	Excludes realized gain (loss) associated with interest rate derivative contract.

     This release also includes a discussion of “adjusted net income (loss), excluding certain non-cash items,” which is a non-GAAP financial measure as defined under SEC rules.  The following table provides a reconciliation of adjusted net income (loss), excluding change in unrealized derivative fair value, to net income (loss) for the periods presented.  Management believes that net income (loss) calculated in accordance with GAAP is the most directly comparable measure to adjusted net income (loss), excluding certain non-cash items.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income (loss)	$8,937	$5,300	$(1,082)	$16,483
Loss (gain) on unrealized derivative contracts	(7,959)	(5,941)	3,019	(17,636)
Adjusted net income (loss), excluding certain non-cash items	$978	$(641)	$1,937	$(1,153)
Net income (loss) per share – basic	$0.10	$0.07	$(0.01)	$0.22
Adjusted net income (loss), excluding certain non-cash items, per share – basic	$0.01	$(0.01)	$0.02	$(0.02)